Exhibit 99.6

ANBIO BIOTECHNOLOGY

(the “Company”)

Consent of Kenneth Li

To: ANBIO BIOTECHNOLOGY (the “Company”)

The Company intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as an Independent Director Appointee.

Signature Page Follows

/s/ Kenneth Li
Kenneth Li	Date December 31, 2024